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The following is a transcript of an interview of Canopy Growth Corporation CEO David Klein by Shadd Dales of the The Dales Report, and Anthony Varrell, a Millenial Investor, on February 15, 2024.

Shadd Dales:

Welcome to our latest TDR cannabis exclusive a lot of you have reached out to us over the past week to find out when our second podcast will be with CEO David Klein to talk about some of the questions that you have pertaining to the company well here we are and let’s welcome him in the CEO of canopy growth which trades on the NASDAQ under the ticker symbol cgc

David good to see you hope you’re having a good week yeah good to see you as well thanks for having me. Anthony Varrell good to see you a lot of great feedback and a lot of feedback I should say uh pertaining to our first podcast but you know I think we’ll quickly recap um what’s the sentiment been like in the last week from a lot of people that you’ve heard just with regards to your latest earnings and some of the feedback that you’ve received

David Klein:

yes so you know again I think I think the things that are resonating with with uh investors is that we have attractive gross margins now our top line is growing it it feels like we’re we’re you know we’re we’re doing all the right things and heading in the right direction there’s still uh admittedly a little bit of a wait and see attitude out there in terms of you know how does this progress over time but I think there’s some good momentum

Shadd Dales:

yeah um well I want to dive into this and I know there’s been a lot of feedback uh from our viewers asking questions so we’ll get into that talking about financing and balance sheets so uh as we dive deeper into the earnings point on this episode and start off with the cash position it sits right now the company currently has 142 million dollar of cash and cash equivalence at the end of 2023 a total net loss of 216 million last quarter so how should investors be interpreting the math here and are you expecting to raise capital in the future again

David Klein:

yes so let me let me just walk through a little bit of the math here right so okay um our actual loss from operations was about 60 million and the difference between 216 and 60 was just the accounting write down of our US Investments and we all know uh fourth calendar quarter of last year was not good for for the US cannabis space right so so we’re so we start at 60 we then have um we that converts to about $9 million of adjusted EBITDA loss which everybody talks about in the Cannabis space and about $34 Million worth of cash usage in the quarter right so so that’s that’s uh that’s what we’re that’s what we’re working against as we as we look to put the company on on the right path now from a debt perspective we finished the quarter right around $600 Million worth of Deb debt um Canadian these are all Canadian numbers by the way we previously said we’re going to pay back we’re going to equitize about 100 million in a deal with Constellation which will happen at the same time they go into exchangeable shares uh we have pay Downs planned in the in the fourth quarter that are already underway our fourth quarter which ends in March which should leave us just over $400 Million worth of uh worth of Canadian dollar debt uh at the end of the the fiscal year

Anthony Varrell:

um when you’re looking at the burn down on doll of debt this year sorry say that again when you’re looking at the burn the true number is 34 million as far as the the cash burn goes and the plan is to reduce the debt by at least a factor of 20% here um in 2024

David Klein:

correct and then and then you know that the debt that remains has a maturity in 2026 um and like when you break that down guys there’s like a there’s a certain amount of debt that we believe the business can sustain right uh there’s also uh a now that now that our now that we’re generating positive positive and attractive gross margins now we can lean into the growth and we and so there’s a certain amount of that debt that we can we can kind of amortize through generating our own cash flow with growth over time um we’ll continue to look at the balance sheet to see if there are other assets that we can mine that ultimately can help us pay that debt down and then yeah as a as a last resort uh you know we’ll go to the market if we need to

Shadd Dales:

okay well one of the things I think we got feedback was just the concern of dilution like there was an announcement made last month about the private placement of 35 million which which left a lot of investors questioning if more dilution will take place down the road I do want to highlight as [you said you reduced debt by 473 million within the nine months ending December 31st 2023]1 and then you like you said uh getting that debt down to $400 million but if you’re in front of a group of investors right now they’re concerns about dilution what is your clear message to them based on some of the numbers that I’ve just outlined

David Klein:

yeah look when when uh uh when we think about dilution if we’re going to use our equity for anything we want to use our equity for accretive transactions so that’s like that’s like job one um as we’ve highlighted here we’ve paid down a ton of debt up to this point and we’re going to continue to look at driving growth in the business as a as a way to generate cash as I said mining our assets and then as a last Resort uh we’ll use equity as we need to but we’ll do that as efficiently as possible

Shadd Dales:

good to know, Anthony, fire away

Anthony Varrell:

yeah then one of the other things that I did notice was that the going concern is still attached I mean this was something that was brought up by several investors I understand it was addressed on the earnings call as well I mean can you just dive into that label and when you and the implications of it and when you expect that to potentially roll off and uh and not be seen in the our

David Klein:

our plan is to be uh is is to remain viable forever and that comes from a strong uh strong profitable base business meaning Canada our international business Storz & Bickel also um the ownership of the canopy USA structure uh and to grow in each of those markets now as it relates to like the going concern like the I think you everybody understands that what that is if you’re if you’re using cash in your business operations and you don’t have uh cash on your balance sheet to cover the foreseeable future at your current your current usage rate you put a going concern notification so that you’re warning investors to just be careful um okay we have a plan to work our way through that uh you know as I said it revolves around the things we’ve already talked about but the only but we’ll we’ll be I think the the going concern note um just as a like a disclaimer disclosure kind of point will remain with us for a while we’re doing everything um to get rid of it but more importantly than eliminating the going concern statement in our in our documents we’re trying to do the things in the business that actually just make it go away

[1]	Correction: The Company has stated that it has reduced the debt balance on its senior secured term loan to $383 MM, a reduction of $367 MM from the original loan amount.

Shadd Dales:

right yes another thing I want to bring up was Revenue another important topic uh is involving nine analysts who after the latest earnings from last week have a consensus of Revenue coming in at 299 million in 2025 which would then reflect a 177% decline in Revenue compared to the last year of performance so straight up do you agree with that sentiment if not can you explain why yeah

David Klein:

so first of all um we sold a lot of businesses as part of as part of cleaning up our debt we sold businesses the businesses that we sold were drags on our cash flow uh uh and uh on our on our p&l but they did they did impact uh impact our top line when I think about our businesses we know that we’re you know this last quarter we grew 9% uh uh in adult use in Canada 11% in medical we we’re we’re pretty confident that we’ll show really good growth in Canada going forward uh just on the back of those results and by the way we’re happy to do so now that we have good margins I keep repeating that but it’s hard to grow a business and feel good about growing a business when you’re struggling to have decent margins um there’s a lot of opportunity in our international business so we expect to put on a bunch of growth in our international business uh over the next year or two uh and our stores and vehicle business business has doubled in the last four years so I think uh the top line story uh is going to be a really good story for canopy over the future

Shadd Dales:

so I think when we look at this you know looking back at a lot of these questions concerns that investors had over the week if you’re trying to comment and reiterating like what you just outlined when it comes to dilution when it comes to potentially raising money um you feel like this is just the beginning of a reflection on the latest earnings like you can understand where people’s concern concerns are right but at the same time too as we’ve alluded to there’s been a lot of change over the company for the last six nine months, correct?

David Klein:

yeah look I I’ve said this before you know there was there was the for a long period of time canopy and arguably the whole sector was really about hype it was about it was about tapping into something that was a bit amorphous like nobody really understood the market we understand the market now and we have a business that instead of being a hype business it works and so as long as we keep focusing on that business bus that works in growing the top line um you know we think that the investors will like the story over time but look you know I understand uh where where people are coming from with canopy but across the Cannabis space there was just a lot of hype and now really is uh who can deliver and and we feel like we’re well positioned to deliver for people

Shadd Dales:

yeah let’s move now to the US and I know you had a bunch of questions you wanted to ask Anthony

Anthony Varrell:

yeah I mean from my understanding the definitive proxy with the SEC was filed um this week I mean as it relates to to CUSA are you currently in a quiet period or are you able to kind of walk us through the structure um of that that was a lot of the of the questions that we had actually received um after the call after the announcement

David Klein:

so we have a shareholder vote scheduled for April 12th so we’re technically in a solicitation period um but you know the point of the solicitation period is to be able to talk to investors about what it is we’re ultimately asking them to approve so yeah we can we can talk a little bit about the structure the only thing is like our investors and maybe a lot of folks in uh in in on social media and the media have gotten really enamored with how the structure works what I can tell you is canopy USA has a has a basket of businesses that are really good businesses and I think underappreciated in general and so the real value to me of canopy USA is getting those businesses working together building themselves out in the US market and you know look the fact that we filed our definitive proxy with you know SEC sign off on that definitive proxy um you know tells me that the structure works the focus really needs to be on these are great businesses and what can we do to create value for our shareholder

Shadd Dales:

so absolutely with the structure you’re saying does it does work I think some of the concerns is will you be able to maintain your NASDAQ listing uh I don’t know if you can comment on that right now but that is a growing concern right now what’s your feedback based off of that yeah

David Klein:

look the changes to the structure were so that we could maintain our NASDAQ listing and so we made those structure we made those changes uh we then we then needed to get the SEC completely comfortable with those we’ve done so uh and so yeah we think that the canopy USA entity is attractive um and canopy will remain dual listed and we think that creates just a powerful machine in the Cannabis space right now

Anthony Varrell:

so what one thing you did mention at the beginning was Constellation converting to exchangeable shares um at a certain point in time I mean when Constellation came into canopy and deployed that $5 billion that was the shot heard around the Cannabis industry that was an inflection point to everybody started to really look at this thing seriously um with Enterprise level players from outside of the Cannabis base um ultimately wanting to come in do you see a point in time or any time in in in canopy’s future where Constellation could come in especially with your um past at Constellation coming in and internalizing the asset um into their mothership um and just amalgamating everything actually

David Klein:

yeah I actually want to come back to kind of where you started there um okay the macro Trend that can that Constellation saw and their thesis behind their investment was sound and we’re actually see the proof points coming through now like cannabis is the biggest consumer like Trend most exciting consumer Trend I think In Our Lifetime uh we’re seeing reports out where people ages 21 to 35 years old like 70% of that populace prefers cannabis to alcohol Constellation was right for thinking they needed to invest in in cannabis uh because it is a macro Trend and you know the great thing about investing in a macro trend is you don’t have to be super right you have to get the trend right but but you know you can make money on the back of the trend so Constellation was right, they were early right and so I just going to ask that so you know yeah like they they timed it wrong they recognize it they’ve come to grips with it there are three members of Constellation that still sit on our board super engaged involved in all the decisions the company makes that will change when we go into exchangeable shares but they have a massive interest in canopy being successful um and you know look who knows where where uh where this all ends up but we all know that there’s going to be a day that comes when big alcohol big tobacco big Pharma big CPG come to cannabis and you know what Constellation has a head start and that’s probably good for them and probably good for us well

Shadd Dales:

I’m glad that you outlined that because you’re right you know the concept the idea getting involved was right the timing wasn’t it was early because as we know as you just said earlier it was a lot about hype but I’d be curious like we look at this US market if CUSA turns out the way we hope it does or way you hope it does uh once the proxy basically is all uh submitted with the SEC and you get feedback based off of that and we look at this as a$ 50 billion dollar market is Constellation invested in this long-term meaning like are they in it long-term wise like one day Federal legalization announced like are they committed to making sure that canopy growth succeeds long-term that one day they’re in it long enough to see the US deschedule an announce Federal legalization pertaining to it yeah again

David Klein:

I want to be careful about what I say about our biggest shareholder but but you know look that that um they’ve chosen to convert their Equity into exchangeable shares which in the near term won’t be tradable so they’re not going anywhere with with this investment and I think they’re just going to watch us and cheer us on and and um uh yeah well who who knows what happens in the future but you know uh they deserve a courage premium because they stepped in early um and you know my hope is they stay engaged over time because they should be one of the winners here ultimately because the risk they took

Anthony Varrell:

fair enough absolutely um so we we’ve talked a lot about the past and I mean I kind of want to set the stage for the future um with what we’re planning to talk about in the next couple of videos um that we shoot most importantly um the actual CUSA portfolio companies being Jetty Wana acreage also Storz and Bickel which is a big part of the Cannabis or the canopy story um as well I mean when you look at canopy as a whole um I was reading the other day someone was calling it a potential call option on some of the most attractive cannabis markets in the world when investors say that how do you interpret that and how do you kind of see that as forming into Canopy’s overall strategy um for the future

David Klein:

it’s actually the thing that excites me most because they’re right there we do have access to markets like like Canada which which there’s a lot of there’s a lot of negative kind of connotations around the Canadian cannabis market look it’s a good Market it’s going to grow High single digits we are profitable in that market it’s it’s just not what everyone thought on day one but it’s going to turn out to be a a nice Market uh we can talk about Germany we can talk about Australia we can talk about some other things we’re doing internationally you can talk about Storz and Bickel but the real gem is in the US and so yeah we have we have access to all of those businesses but then we also have something else which is we’ve had to survive Canada and and you know like just to build a frame for you and I I I I you know if you look at a market like New Jersey where where price to consumer is like $7,000 a pound which is like 15 bucks a gram right yeah 15 bucks a us a gram and in the in and then you look at our business in Canada where I’m saying we’re profitable we’re selling Kush mints which we can’t make enough of that’s under our Tweed brand right we’re selling that for for $5 Canadian a gram so call it four Bucks versus $15 now this is price to consumer not wholesale pricing but in that value chain we’re able to be profitable in Canada I’m excited about the opportunity to have at these other markets with what we’ve learned in in in in growing good good product in Canada in optimizing our production footprint like bring all of that learning to these macro trend markets yeah it’s a call option with with a lot of experience behind it so it’s just not a dumb you know coin flip call option it’s a call option with a ton of experience behind it

Anthony Varrell:

that’s actually a great point because that the fact that you have been able to right size the Canadian business and make it to the point of profitability and the margins and the cons and the price of the consumer that that you’re leveraging in the US is gargantuan compared to what it is in Canada um right now I think that that that’s very well said and that’s part of the story that really I don’t think a lot of people are thinking about um right now is the key learnings from surviving Canada to how that can be translated into the US assets

Shadd Dales:

yeah well I think a lot of it has to do with people just want to understand obviously what this CUSA structure will look like just to re uh remind people I guess uh a lot of our listeners CUSA is not going to be a public entity this is going to be a [subsidiary]2 of obviously canopy growth so if you CGC shareholder this is one of the elements that’ll be invested within the actual overall company just to clarify that correct

David Klein:

correct so we won’t be consolidating their results into our results but because we have a significant interest in it we will be publishing every single quarter supplemental disclosure so the whole world can see what our CUSA entities uh are doing and so if you’re an investor you have to think about uh an an investment in Canopy stock is really an investment in our Canadian business and you know the power behind our Tweed brand it’s an investment in Storz & Bickel, it’s investment in Germany it’s an investment in Australia and others it’s also an investment in Wana it’s an investment in Jetty it’s an investment in uh in acreage and the powerful markets acreage plays in like New Jersey New York Ohio Pennsylvania Illinois right so so it’s it’s kind of a one-stop uh shop to invest in won’t the numbers won’t consolidate into hours you as an investor will be able to see what that CUSA investment did and what the canopy investment did and where the you know you can you can kind of do the math to see how the business is trending at that point in time but I think it’s a powerful set of assets that our investors can invest in

Shadd Dales:

yeah well it’s something that we’ve all been waiting for for quite some time it’s all about the US market but to your point yes it has been hype in Canada and I think a lot of the you know questions that people want to know is that look you know there’s a lot of money that obviously Constellation wrote A lot of that was spent but at the same time too

A lot of these assets for based on this last six to nine months uh have gotten rid of some of these cash burning assets and then most importantly now it’s like what do we look at you know as far as financing the amount of debt the amount of debt that was paid off but more importantly will there be dilution later on down the road and I think that is a real concern that obviously investors have but I think the most important thing here today is just to have this conversation with you to provide a little bit more dialogue and by all means we may not have all the answers right now in this podcast but I think this is the whole point of having these ongoing conversations as the year progresses right

David Klein:

yeah look I I think that uh um as I said before we now have a business that works we have a plan to work our way through the capital structure and I know people are concerned about that um we have a path through there we have uh strong businesses throughout and now and it took way longer than any of us expected we now have this CUSA entity coming to play which in and of itself is a massive asset and you know even when you think about our CUSA business the one thing I I just want to say there is that uh we have our our ownership stake in there also includes an ownership stake in in uh in in Terrascend right so we own 17% of TerrAscend like you start adding all these things up, our ownership stake in TerrAscend is you know 150 to 200 million dollar Canadian you start adding all this up and you say man there’s a ton of upside here I understand we have to prove we have to prove this to our investors and that’s what we’re working on every single day yeah well it’s I know you’re not looking at the share price the past week or so because that’s all retail and we’re trying to educate people on what this industry looks like in 3 to 5 years from now versus 3 to 5 days

Shadd Dales:

I do appreciate you taking the time to make yourself available for these questions and to all our viewers if there’s any more questions or feedback that you want us to ask feel free to leave some comments below we’ll get back to David and we’ll set up another podcast pertaining to that but uh listen appreciate you taking the time and providing some clarity and most importantly let’s keep in touch and keep these uh conversations going yeah thanks a lot guys thanks

David, appreciate your time, bye

[2]

Clarification: Upon Canopy USA’s acquisition of US THC businesses, Canopy will deconsolidate the financial results of Canopy USA and expects to account for its interest in Canopy USA as an equity method (fair value) investment.

Notice Regarding Forward-Looking Information

The above interview contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation. Often, but not always, forward-looking statements and information can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements or information involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Canopy Growth Corporation (“Canopy” or the “Company”) or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements or information contained in this interview. Examples of such statements and uncertainties include statements regarding future debt reduction and capital raising activities, the expected size of the U.S. cannabis market; expectations regarding legalization and regulation of cannabis in the U.S.; statements with respect to the Company’s ability to successfully capitalize on its investment in Canopy USA, LLC (“Canopy USA”) and the opportunity for growth in the U.S. cannabis sector and the anticipated benefits of the Company’s Canopy USA strategy, including the ability to generate revenues and cost synergies; statements regarding the Company’s ability to deconsolidate the financial results of Canopy USA from the financial results of Canopy; statements regarding Canopy’s profitability; an investor’s ability to participate in the U.S. cannabis market through Canopy Growth’s unconsolidated investment in Canopy USA; and statements regarding Constellation’s status as an investor in the Company.

Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information, including that inherent uncertainty associated with projections; the diversion of management time on issues related to Canopy USA; expectations regarding future investment, growth and expansion of operations; the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary regulatory, court and shareholder approvals; risks related to the value of the Canopy common shares; regulatory and licensing risks; changes in general economic, business and political conditions, including changes in the financial and stock markets and the impacts of increased rates of inflation; legal and regulatory risks inherent in the cannabis industry, including the global regulatory landscape and enforcement related to cannabis, political risks and risks relating to regulatory change; risks relating to anti-money laundering laws; compliance with extensive government regulation and the interpretation of various laws regulations and policies; public opinion and perception of the cannabis industry; and such other risks contained in the public filings of the Company filed with Canadian securities regulators and available under the Company’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission (the “SEC”) through EDGAR at www.sec.gov/edgar, including under the heading “risk factors” in the Company’s annual report on Form 10-K for the year ended March 31, 2023 filed with the SEC on EDGAR and with the Canadian securities regulators on SEDAR+ on June 22, 2023 and the Company’s subsequently filed quarterly reports of Form 10-Q, as well as those disclosed under the heading “Amendment Proposal—Risk Factors Relating to the Amendment Proposal” in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on EDGAR and with the Canadian securities regulators on SEDAR+ on February 12, 2024 (the “Proxy Statement”).

In respect of the forward-looking statements and information, the Company has provided such statements and information in reliance on certain assumptions that they believe are reasonable at this time. Although the Company believes that the assumptions and factors used in preparing the forward-looking information or forward-looking statements of Canopy in this interview are reasonable, undue reliance should not be placed on such information and no assurance can be given that such events will occur in the disclosed time frames or at all. Should one or more of the foregoing risks or uncertainties materialize, or should assumptions underlying the forward-looking information prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. Although the Company has attempted to identify important risks, uncertainties and factors which could cause actual results to differ materially, there may be others that cause results not to be as anticipated, estimated or intended. The forward-looking information and forward-looking statements from Canopy included in this interview are made as of the date of this interview, and the Company does not undertake any obligation to publicly update such forward-looking information or forward-looking information to reflect new information, subsequent events or otherwise unless required by applicable securities laws.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from shareholders of the Company with respect to the solicitation of votes to pass a special resolution authorizing an amendment (the “Amendment Proposal”) to the Company’s Articles of Incorporation, as amended, to, among other things, create a new class of non-voting, non-participating exchangeable shares in the capital of the Company. A description of the interests of the Company’s directors and executive officers in the Amendment Proposal is contained in the Proxy Statement and is available free of charge at the SEC’s website at www.sec.gov, or by directing a request to Canopy Growth Corporation, 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8 or by email to invest@canopygrowth.com. Investors should read the Proxy Statement because it contains important information.